Exhibit 99.1

NITROMED, INC
125 SPRING STREET LEXINGTON, MA 02421 t. 781.266. 4000 f. 781.274.8080 www.nitromed.com

 Michael L. Sabolinski, M.D.

Resigns from NitroMed

Lexington, MA (March 6, 2007) --- NitroMed, Inc. (NASDAQ:NTMD) announced that Michael L. Sabolinski, M.D. will resign as chief medical officer of the Company, effective at the end of the month. After fourteen months in this role and four years with the company, Dr. Sabolinski is leaving to become a partner at FOXKISER a public health policy, regulatory and drug development firm.

Dr. Sabolinski succeeded company co-founder Manuel Worcel, M.D. in the role of chief medical officer.  Dr. Worcel continues to support the Company part-time as medical and scientific advisor.  In this capacity, Dr. Worcel supports various clinical and marketing efforts, and participates in key decision-making processes relative to the development of BiDil® (isosorbide dinitrate/hydralazine hydrochloride) outside of the United States as well as the development of an extended release formulation of BiDil.  Dr. Worcel co-founded NitroMed to develop nitric oxide-based drugs.  He served from 1993 to 1997 as NitroMed’s chief executive officer, and from 1997 until last year as chief medical officer.

Dr. Sabolinski joined NitroMed in 2002 as senior vice president for clinical development and regulatory affairs, with over twenty years of experience in the pharmaceutical industry. Dr. Sabolinski joined NitroMed from Organogenesis, Inc. where he held several positions including president and chief executive officer, head of clinical research and regulatory affairs, and corporate development.

“We greatly appreciate Mike’s enduring contribution to the company including his instrumental role in guiding BiDil® through the FDA regulatory approval process and his contribution to the field of drug development for sub-populations,” said Ken Bate, NitroMed’s chief executive officer.  “He will be missed.”

About NitroMed, Inc.
NitroMed of Lexington, Massachusetts is an emerging pharmaceutical company and the maker of BiDil® (isosorbide dinitrate/hydralazine hydrochloride), an orally administered medicine available in the United States for the treatment of heart failure in self-identified black patients.  In this population, BiDil® is indicated as an adjunct to current standard therapies such as ACE inhibitors and/or beta blockers.  BiDil® was approved by the U.S. Food and Drug Administration, primarily on the basis of efficacy data from the Company’s landmark A-HeFT (African American Heart Failure Trial) clinical trial, and is marketed by NitroMed.

For full prescribing information, visit: www.BiDil.com.  BiDil® is a registered trademark of NitroMed, Inc.

Forward Looking Statements
Statements in this press release about future expectations, plans and prospects for the Company, including the Company’s expectations regarding the effect of its operational restructurings, its expectations regarding cash management and operating expenses in 2007, its positioning to achieve the Company’s goals and objectives in 2007, and its plans to increase value for the Company and its stockholders, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to: difficulties in successfully developing, obtaining regulatory approval for, manufacturing and commercializing BiDil XR™, including the Company’s ability to maintain third-party relationships for the development and manufacture of clinical and commercial quantities of BiDil XR on favorable terms, if at all; the Company’s ability to execute on its revised sales and marketing strategy including without limitation, the Company’s inability to achieve anticipated cost reductions, the Company’s ability to successfully market and increase the sales of BiDil with limited sales force support and centralized marketing efforts, the Company’s ability to recruit the specialized sales representatives necessary to execute on this strategy, and the Company’s ability to successfully enter into a co-promotion agreement for BiDil on favorable terms, if at all; the Company’s ability to enter into collaboration or licensing arrangements with strategic partners related to its product candidate portfolio on favorable terms, if at all; the Company’s ability to obtain the substantial additional funding required to conduct manufacturing, marketing and sales of BiDil and to develop, conduct clinical trials for and, if approved, commercialize BiDil XR; patient, physician and third-party payer acceptance of BiDil and/or BiDil XR as a safe and effective therapeutic; the Company’s ability to obtain or maintain intellectual property protection and required licenses; unanticipated operating expenses for the remainder of fiscal year 2007 and beyond; and other important factors discussed in the Section titled “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2006, which has been filed with the SEC. The forward-looking statements included in this press release represent the Company’s views as of the date of this release.  The Company anticipates that subsequent events and developments will cause the Company’s views to change.  However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so.  These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this release.

Contact:

Jane Kramer, Media
P: 781.266.4220
C: 781.640.8499

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